AMERICAN INDEMNITY FINANCIAL CORPORATION   EXHIBIT 11
                           AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED NET INCOME
                PER COMMON AND COMMON EQUIVALENT SHARE



                                NINE       NINE      THREE      THREE
                               MONTHS     MONTHS     MONTHS     MONTHS
                                ENDED      ENDED      ENDED      ENDED
                               09-30-96   09-30-95  09-30-96   09-30-95
                               ________   ________  ________   ________

PRIMARY EARNINGS PER SHARE

 Weighted average shares of
common stock outstanding      1,947,910  1,946,754  1,948,610  1,946,843

 Stock options (treasury
 stock method) (1)                6,605      6,951      6,605      6,951
                              _________  __________ __________ __________
 Weighted average shares out-
standing for primary earnings
 per share computation        1,954,515  1,953,705  1,955,215  1,953,794


   Net income (loss)               $.30     $(1.92)      $.36      $(.35)


FULLY DILUTED EARNINGS PER SHARE

 Weighted average shares of
 common stock outstanding     1,947,910  1,946,754  1,948,610  1,946,843

 Stock options (treasury
 stock method) (1)                6,605      9,119      6,605      9,119
                              _________  _________  _________  _________
 Weighted average shares out-
 standing for fully diluted
 computation                  1,954,515  1,955,873  1,955,215  1,955,962


   Net income (loss)               $.30     $(1.92)      $.36      $(.35)


(1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.